EXHIBIT 11.1

CPI CORP. COMPUTATION OF LOSS PER COMMON SHARE - DILUTED
(Unaudited) Twelve Weeks Ended May 1, 2004 and April 26, 2003

	Twelve Weeks Ended

	May, 1 2004	April 26, 2003

Diluted:
Net loss applicable to common shares:
Net loss	$(8,798,212)	$(2,729,790)

Shares:
Weighted average number of common shares outstanding	18,366,028	18,339,082
Shares issuable under employee stock plans - weighted average	— *	— **
Diluted effect of exercise of certain stock options	— *	— **

Less: Treasury stock - weighted average	(10,265,456)	(10,238,303)

Weighted average number of common and common equivalent shares outstanding	8,100,572	8,100,779

Net loss per common and common equivalent shares:
Net loss	$(1.09)	$(0.34)

*	The dilutive effect of stock options in the amount of 61,227 shares and 17,449 shares issuable under employee stock plans were not considered as the effect is antidilutive.

**	The dilutive effect of stock options in the amount of 236 shares and 18,415 shares issuable under employee stock plans were not considered as the effect is antidilutive.